Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Western Sizzlin Corporation:

We consent to incorporation by reference in the registration statement on Form S-3 of Western Sizzlin Corporation of our report dated March 12, 2004, except as to note 4, which is as of March 29, 2004 and note 13, which is as of March 16, 2004, with respect to the consolidated statements of operations, stockholders’ equity, and cash flows for the year ended December 31, 2003, which report is included in the December 31, 2005 Annual Report on Form 10-K of Western Sizzlin Corporation and to the reference to our Firm under the heading “Experts.”

/s/ KPMG LLP

Roanoke, Virginia
September 7, 2006